Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements of PNM Resources, Inc. and subsidiaries, and the effectiveness of PNM Resources, Inc. and subsidiaries' internal control over financial reporting, included in the Annual Report on Form 10-K of PNM Resources, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
August 9, 2012